As filed with the Securities and Exchange Commission on January 4, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

CHARLOTTE’S WEB HOLDINGS, INC. (Exact name of Registrant as specified in its charter)
British Columbia (State or other jurisdiction of incorporation or organization)	98-1508633 (I.R.S. Employer Identification No.)
1801 California Street, Suite 4800 Denver, Colorado (Address of Principal Executive Offices)	80202 (Zip Code)

CWB HOLDINGS, INC. 2015 STOCK OPTION PLAN, AS AMENDED

CHARLOTTE’S WEB HOLDINGS, INC. AMENDED 2018 LONG-TERM INCENTIVE PLAN

(Full title of the plan)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, D.C., 20005

(Name and address of agent for service)

(720) 617-7303

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933, as amended. ☐

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered[1]		Proposed maximum offering price per share		Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, without par value:
Issuable upon exercise of outstanding options under the 2015 Plan	1,300,012	[2]	$0.56	[3]	$728,006.72	$67
Issuable upon exercise of outstanding options under the 2018 Plan	2,043,871	[5]	$4.82	[6]	$9,851,458.22	$913
Subject to outstanding restricted stock units under the 2018 Plan	1,816,851	[7]	$1.09	[4]	$1,980,367.59	$184
Issuable upon future grants under the 2018 Plan	8,855,118	[8]	$1.09	[4]	$9,652,078.62	$895
Total	14,015,852		—		$22,211,911.15	$2,059

1 Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional common shares that may be offered and issued to prevent dilution resulting from share dividends, share splits, reverse share splits, combinations of shares, spin-offs, recapitalizations, mergers or similar capital adjustments as provided in the CWB Holdings, Inc. 2015 Stock Option Plan, as amended (the “2015 Plan”) and Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan (the “2018 Plan”).

2 Represents the total number of the Charlotte’s Web Holdings, Inc.’s (the “Registrant”) common shares, without par value (the “Common Shares”), issuable upon exercise of outstanding stock options granted pursuant to the 2015 Plan as of December 31, 2021.

3 The proposed maximum offering price per share has been estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to the shares reserved for future issuance upon exercise of outstanding stock options granted pursuant to the 2015 Plan, based on the weighted average exercise price (rounded to the nearest cent) of such outstanding options.

4 Calculated in accordance with Rule 457(c) and (h) under the Securities Act based on the average of the high and low prices for the Registrant’s Common Shares quoted on the OTCQX on December 29, 2021, which was $1.09 per share.

5 Represents the total number of the Registrant’s Common Shares issuable upon exercise of outstanding stock options granted pursuant to the 2018 Plan as of December 31, 2021.

6 The proposed maximum offering price per share has been estimated in accordance with Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee with respect to the shares reserved for future issuance upon exercise of outstanding stock options granted pursuant to the 2018 Plan, based on the weighted average exercise price (rounded to the nearest cent) of such outstanding options.

7 Represents the total number of the Registrant’s Common Shares underlying outstanding restricted stock units granted pursuant to the 2018 Plan as of December 31, 2021.

8 Represents the total number of the Registrant’s Common Shares available for issuance pursuant to awards that may be issued in the future under the 2018 Plan as of December 31, 2021.

Part I — Information Required in the Section 10(a) Prospectus

Item 1.	Plan Information. *

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	The documents containing the information specified in “Item 1. Plan Information” and “Item 2. Registrant Information and Employee Plan Annual Information” of Form S-8 will be sent or given to participants, as specified by Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the United States Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as a prospectus or prospectus supplement pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II — Information Required in the Registration Statement

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated herein by reference:

(a)	The Registrant’s effective registration statement on Form 10 (File No. 000-56364) filed with the Commission on November 5, 2021, as amended December 22, 2021.

(b)	All documents filed by the Registrant pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this registration statement and to be a part hereof commencing on the respective dates on which such documents are filed.

(c)	The description of the Registrant’s Common Shares contained in the registration statement on Form 10 filed with the Commission on November 5, 2021, as amended December 22, 2021, incorporated by reference herein pursuant to (a) above, including any amendment or report filed for the purposes of updating such description.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Registrant is subject to the provisions of Part 5, Division 5 of the Business Corporations Act (British Columbia) (the “BCBCA”). Under Section 160 of the BCBCA, the Registrant may, subject to Section 163 of the BCBCA:

(a) indemnify an individual who:

(i) is or was a director or officer of the Registrant;

(ii) is or was a director or officer of another corporation at a time when such corporation is or was an affiliate of the Registrant; or

(iii) at the Registrant’s request, is or was, or holds or held a position equivalent to that of, a director or officer of a partnership, trust, joint venture or other unincorporated entity, including, subject to certain limited exceptions, the heirs and personal or other legal representatives of that individual (collectively, an “eligible party”), against all eligible penalties, defined below, to which the eligible party is or may be liable; and

(b) after final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding, where:

(i) “eligible penalty” means a judgment, penalty or fine awarded or imposed in, or an amount paid in settlement of, an eligible proceeding,

(ii) “eligible proceeding” means a proceeding in which an eligible party or any of the heirs and personal or other legal representatives of the eligible party, by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation (A) is or may be joined as a party, or (B) is or may be liable for or in respect of a judgment, penalty or fine in, or expenses related to, the proceeding,

(iii) “expenses” includes costs, charges and expenses, including legal and other fees, but does not include judgments, penalties, fines or amounts paid in settlement of a proceeding, and

(iv) “proceeding” includes any legal proceeding or investigative action, whether current, threatened, pending or completed.

Under Section 161 of the BCBCA, and subject to Section 163 of the BCBCA, the Registrant must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by an eligible party in respect of that proceeding if the eligible party (a) has not been reimbursed for those expenses and (b) is wholly successful, on the merits or otherwise, in the outcome of the proceeding or is substantially successful on the merits in the outcome of the proceeding.

Under Section 162 of the BCBCA, and subject to Section 163 of the BCBCA, the Registrant may pay, as they are incurred in advance of the final disposition of an eligible proceeding, the expenses actually and reasonably incurred by an eligible party in respect of the proceeding, provided that the Registrant must not make such payments unless it first receives from the eligible party a written undertaking that, if it is ultimately determined that the payment of expenses is prohibited under Section 163 of the BCBCA, the eligible party will repay the amounts advanced.

Under Section 163 of the BCBCA, the Registrant must not indemnify an eligible party against eligible penalties to which the eligible party is or may be liable or pay the expenses of an eligible party in respect of that proceeding under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, if any of the following circumstances apply:

(a) if the indemnity or payment is made under an agreement to indemnify or pay expenses and, at the time that the agreement to indemnify or pay expenses was made, the Registrant was prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or Articles;

(b) if the indemnity or payment is made otherwise than under an earlier agreement to indemnify or pay expenses and, at the time that the indemnity or payment is made, the Registrant is prohibited from giving the indemnity or paying the expenses by the Registrant’s memorandum or Articles;

(c) if, in relation to the subject matter of the eligible proceeding, the eligible party did not act honestly and in good faith with a view to the best interests of the Registrant or the associated corporation, as the case may be; or

(d) in the case of an eligible proceeding other than a civil proceeding, if the eligible party did not have reasonable grounds for believing that the eligible party’s conduct in respect of which the proceeding was brought was lawful.

If an eligible proceeding is brought against an eligible party by or on behalf of the Registrant or by or on behalf of an associated corporation, the Registrant must not either indemnify the eligible party under Section 160(a) of the BCBCA against eligible penalties to which the eligible party is or may be liable, or pay the expenses of the eligible party under Sections 160(b), 161 or 162 of the BCBCA, as the case may be, in respect of the proceeding.

Under Section 164 of the BCBCA, and despite any other provision of Part 5, Division 5 of the BCBCA and whether or not payment of expenses or indemnification has been sought, authorized or declined under Part 5, Division 5 of the BCBCA, on application of the Registrant or an eligible party, the court may do one or more of the following:

(a) order the Registrant to indemnify an eligible party against any liability incurred by the eligible party in respect of an eligible proceeding;

(b) order the Registrant to pay some or all of the expenses incurred by an eligible party in respect of an eligible proceeding;

(c) order the enforcement of, or any payment under, an agreement of indemnification entered into by us;

(d) order the Registrant to pay some or all of the expenses actually and reasonably incurred by any person in obtaining an order under Section 164 of the BCBCA; or

(e) make any other order the court considers appropriate.

Section 165 of the BCBCA provides that the Registrant may purchase and maintain insurance for the benefit of an eligible party or the heirs and personal or other legal representatives of the eligible party against any liability that may be incurred by reason of the eligible party being or having been a director or officer of, or holding or having held a position equivalent to that of a director or officer of, the Registrant or an associated corporation.

Under Article 20.2 of the Registrant’s Articles, and subject to the BCBCA, the Registrant must indemnify an eligible party and his or her heirs and legal personal representatives against all eligible penalties to which such person is or may be liable, and it must, after the final disposition of an eligible proceeding, pay the expenses actually and reasonably incurred by such person in respect of that proceeding. Each eligible party is deemed to have contracted with the Registrant on the terms of the indemnity contained in the Registrant’s Articles.

Under Article 20.3 of the Registrant’s Articles, and subject to any restrictions in the BCBCA, the Registrant may indemnify any person. The Registrant has entered into indemnity agreements or employment agreements containing indemnification provisions with certain of the Registrant’s directors and officers. Under these indemnification provisions, an executive officer is entitled, subject to the terms and conditions thereof, to the right of indemnification by the Registrant for certain expenses to the fullest extent permitted by applicable law. The Registrant believes that these indemnification agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

Pursuant to Article 20.4 of the Registrant’s Articles, the failure of an eligible party to comply with the BCBCA or the Registrant’s Articles does not invalidate any indemnity to which he or she is entitled under the Registrant’s Articles.

Under Article 20.5 of the Registrant’s Articles, the Registrant may purchase and maintain insurance for the benefit of any person (or his or her heirs or legal personal representatives) who: (1) is or was a director, officer, employee or agent of the Registrant; (2) at the request of the Registrant, is or was a director, officer, employee or agent of another corporation at a time when the corporation is or was an affiliate of the Registrant; (3) at the request of the Registrant, is or was a director, officer, employee or agent of a corporation or a partnership, trust, joint venture or other unincorporated entity; (d) at the request of the Registrant, holds or held a position equivalent to that of a director or officer of a partnership, trust, joint venture or other unincorporated entity; against any liability incurred by him or her as such director, officer, employee or agent or person who holds or held such equivalent position.

The Registrant has an insurance policy covering its directors and officers, within the limits and subject to the limitations of the policy, with respect to certain liabilities arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Exhibit No.	Description
4.1	Articles of Charlotte’s Web Holdings, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Registration Statement on Form 10 (File No. 000-56364)).
4.2	Notice of Articles of Charlotte’s Web Holdings, Inc. (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form 10 (File No. 000-56364)).
5.1*	Opinion of DLA Piper Canada.
23.1*	Consent of Ernst & Young LLP.
23.2*	Consent of DLA Piper Canada (contained in Exhibit 5.1 hereto).
24.1*	Powers of Attorney (included on the signature page of this registration statement).
99.1	CWB Holdings, Inc. 2015 Stock Option Plan (incorporated by reference to Exhibit 10.13 to the Registrant’s Registration Statement on Form 10 (File No. 000-56364)).
99.2*	CWB Holdings, Inc. Amendment No.1 to 2015 Stock Option Plan.
99.3	Charlotte’s Web Holdings, Inc. 2018 Long-Term Incentive Plan dated August 23, 2018 (incorporated by reference to Exhibit 10.14 to the Registrant’s Registration Statement on Form 10 (File No. 000-56364)).
99.4	Charlotte’s Web Holdings, Inc. Amended 2018 Long-Term Incentive Plan dated April 29, 2021 (incorporated by reference to Exhibit 10.15 to the Registrant’s Registration Statement on Form 10 (File No. 000-56364)).

*Filed herewith

Item 9.	Undertakings.

(a)       The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)       The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Denver, Colorado, on January 4, 2022.

CHARLOTTE’S WEB HOLDINGS, INC.

By:	/s/ Wessel Booysen
	Name:	Wessel Booysen
	Title:	Chief Financial & Operating Officer

SIGNATURES AND POWERS OF ATTORNEY

Each person whose signature appears below constitutes and appoints Wessel Booysen and Stephen Rogers, or any of them, as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this registration statement, including post-effective amendments to this registration statement, registration statements filed pursuant to Rule 429 under the Securities Act, and any related registration statements necessary to register additional securities, and to file the same, with all exhibits thereto, and other documents and in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifies and confirms all his or her said attorneys-in-fact and agents or any of them or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on January 4, 2022.

Signature	Title

/s/ Jacques Tortoroli	Chief Executive Officer & Director
Jacques Tortoroli	(principal executive officer)

/s/ Wessel Booysen	Chief Financial & Operating Officer
Wessel Booysen	(principal financial and accounting officer)

/s/ John Held	Chairman & Director
John Held

/s/ Jean Birch	Director
Jean Birch

/s/ Susan Vogt	Director
Susan Vogt

/s/ Tim Saunders	Director
Tim Saunders

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Form S-8, solely in its capacity as duly authorized representative of Charlotte’s Web Holdings, Inc. in the United States, on January 4, 2022.

PUGLISI & ASSOCIATES

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director